Contact:
John Lomoro
Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300

Transdel Pharmaceuticals Appoints Chief Medical Officer and Chief Operating Officer

LA JOLLA, Calif., April 24 /PRNewswire-FirstCall/ -- Transdel Pharmaceuticals, Inc. (OTC Bulletin Board: TDLP - News), a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically administered medications, today announced the appointment of Dr. Paul Finnegan to the position of Chief Medical Officer and Chief Operating Officer. In his new role, Dr. Finnegan will oversee the Phase 3 clinical program for Transdel's lead product, Ketotransdel(TM), a novel topical cream based non-steroidal anti-inflammatory drug ("NSAID") for the treatment of acute pain. In addition, Dr. Finnegan will manage the development and expansion of Transdel's clinical pipeline, leveraging the Company's proprietary Transdel(TM) technology to develop enhanced generic and novel products in a broad range of indications and therapeutic areas.

Dr. Finnegan brings to the Company over a decade of experience in the development and commercialization of multiple drugs through leadership roles in both public and private biotechnology/pharmaceutical companies. His specific pain and anti-inflammatory therapeutic experience includes Celebrex® (celecoxib), Bextra® (valdecoxib), Dynastat® (paracoxib), and Arthrotec® (diclofenac sodium / misoprostol) while at Pharmacia/G.D. Searle & Co. Dr. Finnegan joins the Company from Cecoura Therapeutics, Inc., a privately held biotechnology firm, where he served as President and Chief Executive Officer from October 2007 to March 2008.

Dr. Juliet Singh, President and Chief Executive Officer of Transdel Pharmaceuticals, commented, "We are pleased to welcome Dr. Finnegan to our senior management team. His extensive biotechnology and pharmaceutical industry experience, particularly his focus on the areas of pain and inflammation, is directly relevant to our ongoing clinical development programs. He will not only add great value to the Phase 3 clinical program for Ketotransdel but also brings an excellent commercial background, which will be an asset as we advance Ketotransdel to commercialization. Lastly, Dr. Finnegan's knowledge base and capabilities will be integral to supporting our goal of expanding our pipeline with innovative topically based products."

At Cecoura, Dr. Finnegan was involved in clinical and drug development, where he led and completed an IND submission and was involved in licensing activities. Dr. Finnegan held various positions at Alexion Pharmaceuticals, Inc. from April 2001 through September 2007. Specifically, from 2006 to 2007, he served as Vice President, Global Strategic Marketing and Development and as a member of the Management Committee. In this role, he was directly responsible for building Alexion's subsidiaries in country markets outside of the U.S. and Europe. From 2002 to 2006, Dr. Finnegan served as Alexion's Vice President of Commercial Operations and Development. During this period, Dr. Finnegan was one of the founders of the Soliris(TM) (eculizumab) PNH clinical development and commercialization programs (US and EU approvals and launches in 2007), intimately involved in three cardiovascular Phase III clinical registration trials (PRIMO-CABG1, PRIMO-CABG2, APEX-AMI), member of the Alexion-Procter and Gamble Pharmaceuticals Alliance Senior Management Team, and played an instrumental role in building Alexion's European presence. He joined Alexion as Executive Director of Commercial Operations.

From 1998 to 2000, Dr. Finnegan was Senior Director, Global Medical Marketing at Pharmacia Corporation, formerly G.D. Searle. While at Pharmacia/G.D. Searle, Dr. Finnegan served as the medical affairs lead for all therapeutic areas and products (pain/anti-inflammatory, cardiovascular, women's health and oncology franchises) for businesses in Japan, Asia-Pacific, Latin America and Canada, and played a key role for the launch of the blockbuster Celebrex® / Celebra®, the first COX-2 inhibitor indicated for pain, osteoarthritis, and rheumatoid arthritis, in the regions.

From 1993 to 1997, Dr. Finnegan was Director and Partner of Toronto East Radiology Associates, LLC, and was the co-leader of Vascular and Interventional Radiology at Toronto East General & Orthopedic Hospital, an affiliated teaching hospital of the University of Toronto. Dr. Finnegan earned his MBA with Honors, in Finance and Strategy, from the University of Chicago, Graduate School of Business. He also holds the degrees of MD, CM from McGill University, Faculty of Medicine, in Montreal and is a Fellow of the Royal College of Physicians, Canada (FRCPC).

About Transdel Pharmaceuticals, Inc.

Transdel Pharmaceuticals, Inc. (OTC Bulletin Board: TDLP - News) is a specialty pharmaceutical company pursuing the development and commercialization of non-invasive topically delivered medications. The Company's lead topical drug, Ketotransdel, utilizes the Company's innovative patented Transdel(TM) cream formulation technology to facilitate the passage of ketoprofen, an NSAID, through the skin barrier to reach targeted underlying tissue where the drug can exert its prolonged localized anti- inflammatory and analgesic effect. The Company is also investigating other drug candidates and treatments for transdermal delivery using the patented Transdel platform technology for products in pain management and other therapeutic areas. For more information, please visit http://www.transdelpharma.com.

Safe Harbor Statement

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forwardlooking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, and technological changes. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-KSB filed with the SEC on March 26, 2008. Such documents may be read free of charge on the SEC's web site at http://www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and the company assumes no obligation to update any such forward-looking statements.